EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contacts:	Barbara Thompson
November 6, 2014		First Citizens BancShares
919.716.2716

NIX ELECTED CHIEF FINANCIAL OFFICER AT FIRST CITIZENS

RALEIGH, N.C. - First Citizens BancShares announced that Craig L. Nix has been elected by the company’s board of directors to serve as chief financial officer of BancShares and its First Citizens Bank subsidiary, effective today (Nov. 6, 2014).

Nix replaces Glenn D. McCoy who retired yesterday (Nov. 5) as CFO. It was previously announced that McCoy would retire at a date following the Oct. 1 merger of First Citizens Bancorporation of South Carolina into BancShares and that Nix would become CFO.

“Craig is highly experienced and well respected in the banking industry, and we welcome him as our CFO,” said Frank Holding, chairman and chief executive officer of First Citizens BancShares. “His broad expertise in finance and his extensive leadership qualities will be invaluable to our company.”

As CFO, Nix is responsible for all corporate finance functions, including accounting, financial strategy, Basel III and the tax, treasurer and vendor management groups.

Nix, 43, previously served as executive vice president and chief financial officer of Bancorporation from 2001 until its merger into Bancshares. At the time of the merger, Nix became vice president of finance for BancShares and executive vice president of finance for First Citizens Bank of North Carolina. He will continue to serve as CFO of First Citizens Bank and Trust Company of South Carolina until it merges into First Citizens Bank of North Carolina, which is expected in early 2015.

Nix joined First Citizens of South Carolina in 1999 as senior vice president and controller. He has a bachelor’s degree from the University of South Carolina. He is a graduate of Vanderbilt University’s BAI (Bank Administration Institute) and the Graduate School of Bank Financial Management. He is also a certified public accountant.

In the Columbia, S.C., community, Nix has served as a member of Junior Achievement’s board of directors and as a member of the Depository Institutions Expert Panel (AICPA Task Force). He previously served as a board member and executive committee member for City Center Partnership, as a member of the board of advisors for the University of South Carolina’s Business Partnership Foundation and as a revenue task force member of Resources for a Competitive South Carolina. In 2011, Nix received a Distinguished Young Alumnus award from the University of South Carolina’s Moore School of Business.

Founded in 1898 and headquartered in Raleigh, N.C., First Citizens Bank serves customers at nearly 400 branches in 17 states and the District of Columbia. First Citizens Bank is a major subsidiary of First Citizens BancShares Inc. (Nasdaq: FCNCA), which has $30 billion in assets. BancShares’ other banking subsidiary is First Citizens Bank and Trust Company of South Carolina, which serves customers from more than 175 branches in South Carolina and Georgia. For more information, call toll free 1.888.FC DIRECT (1.888.323.4732) or visit firstcitizens.com. First Citizens Bank. Forever First®.
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